                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 29549

                  --------------------------------------------


                                 AMENDMENT NO. 2
                                       TO
                                 SCHEDULE 14D-1
               TENDER OFFER STATEMENT PURSUANT TO SECTION 14(d)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                   DAVIDSON DIVERSIFIED REAL ESTATE III, L.P.
                            (Name of Subject Company)

                             AIMCO PROPERTIES, L.P.
                                    (Bidder)

                      UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                      (CUSIP Number of Class of Securities)


                                 PATRICK J. FOYE
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                             DENVER, COLORADO 80222
                                 (303) 757-8101
            (Name, Address and Telephone Number of Person Authorized
           to Receive Notices and Communications on Behalf of Bidder)


                                    COPY TO:

                              JONATHAN L. FRIEDMAN
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                           300 SOUTH GRAND, 34TH FLOOR
                          LOS ANGELES, CALIFORNIA 90071
                                 (213) 687-5000

                  --------------------------------------------

                            CALCULATION OF FILING FEE

--------------------------------------------------------------------------------
Transaction Valuation*  $562,084                   Amount of Filing Fee: $112.42
--------------------------------------------------------------------------------

* For purposes of calculating the fee only. This amount assumes the purchase of 437.42 units of limited partnership interest of the subject partnership for $1,285 per unit. The amount of the filing fee, calculated in accordance with Section 14(g)(1)(B)(3) and Rule 0-11(d) under the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the aggregate of the cash offered by the bidder.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.

Amount Previously Paid: $102.18     Filing Parties:   AIMCO Properties, L.P.

Form or Registration No.: Schedule 14D-1   Date Filed:       August 13, 1999

                         (Continued on following pages)



                                Page 1 of 4 Pages

                        AMENDMENT NO. 2 TO SCHEDULE 14D-1


         This Statement (the "Statement") constitutes Amendment No. 2 to the
Schedule 14D-1, originally filed August 2, 1999, of AIMCO Properties, L.P. (the "AIMCO OP"), relating to AIMCO OP's offer to purchase units of limited partnership interest ("Units") of Davidson Diversified Real Estate III, L.P. (the "Partnership"). The item numbers and responses thereto are set forth below in accordance with the requirements of Schedule 14D-1.


ITEM 11.   MATERIAL TO BE FILED AS EXHIBITS.

           (a)(1)  Offer to Purchase, dated July 30, 1999 (previously filed).

           (a)(2)  Letter of Transmittal and related Instructions.

           (a)(3) Letter, dated July 30, 1999, from AIMCO OP to the Limited Partners of the Partnership (previously filed).

           (a)(4) Supplement to Offer to Purchase, dated August 13, 1999 (previously filed).

           (a)(5)  Supplement to Offer to Purchase, dated August 19, 1999.

           (a)(6) Letter, dated August 19, 1999, from AIMCO OP to the Limited Partners of the Partnership.

           (a)(7)  Notice of Withdrawal, dated August 19, 1999.

           (b) Amended and Restated Credit Agreement (Unsecured Revolver-to-Term Facility), dated as of October 1, 1998, among AIMCO OP, Bank of America National Trust and Savings Association, and BankBoston, N.A. (Exhibit 10.1 to AIMCO's Current Report on Form 8-K, dated October l, 1998, is incorporated herein by this reference).

           (b)(2) First Amendment to Credit Agreement, dated as of November 6, 1998, by and among AIMCO OP, the financial institutions listed on the signature pages thereof and Bank of America National Trust and Savings Association (Exhibit 10.2 to AIMCO's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, is incorporated herein by this reference).

           (c)     Not applicable.

           (d)     Not applicable.

           (e)     Not applicable.

           (f)     Not applicable.




                                Page 2 of 4 Pages

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 19, 1999

                                                  AIMCO/IPT, INC.

                                                  By:  /s/ Patrick J. Foye
                                                       -------------------------
                                                       Executive Vice President

                                                  INSIGNIA PROPERTIES, L.P.

                                                  By:  AIMCO/IPT, INC.
                                                       (General Partner)

                                                  By:  /s/ Patrick J. Foye
                                                       -------------------------
                                                       Executive Vice President

                                                  AIMCO PROPERTIES, L.P.

                                                  By: AIMCO-GP, INC.
                                                       (General Partner)

                                                  By:  /s/ Patrick J. Foye
                                                       -------------------------
                                                       Executive Vice President

                                                  AIMCO-GP, INC.

                                                  By:  /s/ Patrick J. Foye
                                                       -------------------------
                                                       Executive Vice President

                                                  APARTMENT INVESTMENT
                                                  AND MANAGEMENT COMPANY

                                                  By:  /s/ Patrick J. Foye
                                                       -------------------------
                                                       Executive Vice President



                                Page 3 of 4 Pages

                                  EXHIBIT INDEX



          EXHIBIT NO.                DESCRIPTION
          -----------                -----------


           (a)(1)  Offer to Purchase, dated July 30, 1999 (previously filed).

           (a)(2)  Letter of Transmittal and related Instructions.

           (a)(3)  Letter, dated July 30, 1999, from AIMCO OP to the Limited
                   Partners of the Partnership (previously filed).

           (a)(4)  Supplement to Offer to Purchase, dated August 13, 1999
                   (previously filed).

           (a)(5)  Supplement to Offer to Purchase, dated August 19, 1999.

           (a)(6)  Letter, dated August 19, 1999, from AIMCO OP to the Limited
                   Partners of the Partnership.

           (a)(7)  Notice of Withdrawal, dated August 19, 1999.

           (b)     Amended and Restated Credit Agreement (Unsecured
                   Revolver-to-Term Facility), dated as of October 1, 1998, among AIMCO OP, Bank of America National Trust and Savings
                   Association, and BankBoston, N.A. (Exhibit 10.1 to AIMCO's
                   Current Report on Form 8-K, dated October l, 1998, is incorporated herein by this reference).

           (b)(2)  First Amendment to Credit Agreement, dated as of November 6,
                   1998, by and among AIMCO OP, the financial institutions listed on the signature pages thereof and Bank of America
                   National Trust and Savings Association (Exhibit 10.2 to
                   AIMCO's Annual Report on Form 10-K for the fiscal year ended
                   December 31, 1998, is incorporated herein by this reference).

           (c)     Not applicable.

           (d)     Not applicable.

           (e)     Not applicable.

           (f)     Not applicable.


                                Page 4 of 4 Pages